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                                                                    EXHIBIT 20.1

                                 PRESS RELEASE

                                  TOPRO, INC.



Topro, Inc.
2525 W. Evans Ave.
Denver, CO 80219


               TOPRO, INC. SHIPS INITIAL PLANT Y2K ONE-TM- CD ROM


October 16, 1997 - DENVER, CO - Topro Inc. (Nasdaq-TPRO), a leading provider of automation and information technology solutions to industry, today announced that it has completed the initial production run of its PLANT Y2K ONE-TM- CD ROM based tools for addressing year 2000 compliance issues in factory automation systems.

John Jenkins, Topro, Inc. CEO said, "While our initial production is slated for our strategic alliance partners and application by our own staff in key account service engagements, our production schedule calls for an additional quantity of 7,500 to be produced between now and November 15th."

The PLANT Y2K ONE-TM- CD ROM includes a highly detailed methodology designed to guide users completely through the process of addressing year 2000 compliance issues in the factory automation systems. The methodology is supported by internet accessible tools including search engines and a compliance database specifically developed for the factory automation and process control applications.

Jenkins added, "Our people worked extremely hard to meet the target date of October 15th. The product is first class in every respect."



CONTACTS:

Topro, Inc.                                       Pacific Consulting Group, Inc.
John Jenkins                                      Scott Liolios
(303) 935-1221                                    (714) 574-3860